Exhibit 10.22

AMENDMENT ONE

RALCORP HOLDINGS, INC.

DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES

Ralcorp Holdings, Inc. (“Old Ralcorp”) maintained the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees (the “Old Ralcorp Plan”).  The Company was incorporated on October 23, 1996 under the name “New Ralcorp Holdings, Inc.” as a wholly-owned subsidiary of Old Ralcorp.  Following an internal restructuring on January 31, 1997, Old Ralcorp spun off the Company and the Company changed its name to “Ralcorp Holdings, Inc.”  The Company adopted the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees effective January 31, 1997.

As of January 31, 1997, accrued benefits of the Company’s Employees under the Old Ralcorp Plan were converted into account balances under this Plan upon terms and conditions approved by the Committee, and the Company became responsible under this Plan for the payment of all liabilities and obligations for benefits unpaid with respect to all such transferred benefits.

The Company amended and restated the Plan effective January 1, 2005, to comply with Section 409A of the Code for deferrals after December 31, 2004, but did not materially modify the Plan with respect to deferrals prior to January 1, 2005.  The Plan is intended to be an unfunded plan for a select group of management or highly compensated employees.

The Company desires to amend the Plan to provide that retention bonuses may be deferred under the Plan, and to allow for crediting under this Plan of balances credited to the accounts of eligible management employees under deferred compensation plans of acquired operations.

It is intended that this Amendment One shall not be a “material modification” of the Plan as that phrase is used for purposes of Section 409A of the Code.

NOW THEREFORE, the Plan is hereby amended as follows effective January 1, 2007.

1.         The following sentence is added to the end of Section 1.1:

A separate bookkeeping sub-account will be maintained with respect to Rollover Amounts.

2.         The following new Sections are added to Article I in alphabetical order and the subsequent Sections are renumbered accordingly:

“Retention Bonus” means a legally binding right to payment awarded to a Participant who is a management employee of an acquired operation, where such right is subject to forfeiture unless the Participant continues to provide services to the Company for at least 12 months after obtaining the right.

“Rollover Amounts” mean amounts credited to the Plan in accordance with Section 3.8.

3.         A new second sentence of Section 3.1 is added as follows:

A Participant may execute a Bonus Deferral Election with regard to a Retention Bonus, provided that the Bonus Deferral Election is made at least 12 months in advance of the earliest date on which the forfeiture condition associated with the Retention Bonus could lapse.

4.         The following is added as an additional paragraph to Section 3.1:

Notwithstanding any provision in the Plan to the contrary, new Bonus Deferral Elections shall be permitted with respect to Retention Bonuses pursuant to transition guidance under Section 409A of the Code without violating the subsequent deferral and anti-acceleration rules of Section 409A of the Code.  Accordingly, a Participant may make a new Bonus Deferral Election with respect to Retention Bonuses payable in 2008 if such Bonus Deferral Election is received by the Committee on or before December 31, 2007, such Bonus Deferral Election does not cause a Retention Bonus to be paid in 2007 that otherwise would not be payable in 2007, and such Bonus Deferral Election otherwise complies with this Section 3.1 (other than the deadline for making Bonus Deferral Elections).

5.         The following Section 3.8 is added to the Plan to read as follows:

3.8        Rollover Amounts.  If the Company acquires an operation that sponsored a nonqualified deferred compensation plan under which Participants have accounts, the amount credited to a Participant’s account under such acquired operation’s nonqualified deferred compensation plan may, in the sole and absolute discretion of the Company, be credited under this Plan as a “Rollover Amount.”  Any Rollover Amount shall be credited to the Participant’s Account under this Plan in a separate bookkeeping sub-account and shall include earnings and losses credited pursuant to Section 3.4.  Rollover Amounts shall be invested in accordance with Sections 3.6 and Article IV and distributed in accordance with Article V.

6.         The following subsection (d) is added to Section 5.1 to read as follows:

(d)           Rollover Amounts.  Notwithstanding anything to the contrary, but subject to Section 5.1(b), a Participant’s Rollover Amounts shall be distributed at the time determined in accordance with the terms of the nonqualified deferred compensation plan sponsored by the acquired operation as of the date each such Rollover Amount became credited under this Plan as a Rollover Amount.

7.         The following sentence is added to Section 5.2 to read as follows:

Notwithstanding anything to the contrary, a Participant’s Rollover Amounts shall be distributed in the method determined in accordance with the terms of the nonqualified deferred compensation plan sponsored by the acquired operation as of the date each such Rollover Amount became credited under this Plan as a Rollover Amount.

This Amendment has been adopted pursuant to Board resolutions that were adopted September 18, 2007.

RALCORP HOLDINGS, INC.

By: ________________________________